EXHIBIT 10.18

                              ADDENDUM NO.2 TO THE
                     PROTOCOL OF CEREAL PARTNERS WORLDWIDE

         THIS ADDENDUM No.2 is to the Protocol of Cereal Partners Worldwide between General Mills, Inc. and Nestle S.A. executed on the 21st day of November, 1989. Upon execution hereof, this Addendum No.2 shall become an integral part of the Protocol.

         Capitalized terms not defined herein shall have the meanings assigned in the Protocol.

         SECTION 1. DEFINITIONS. The territory and field of the JV business as defined in Sections 1 and 3 of the Protocol are hereby amended and the parties adopt the following definitions:

        (a) The "Territory" of the JV, as used herein and in all other agreements among the parties and/or CPW S.A. shall be defined as all countries of the world with the exception of the United States of America, its military installations, territories and possessions, the Commonwealth of Puerto Rico, the Dominion of Canada and Iceland. This list of exceptions is exhaustive and any amendment to it must be included in the Protocol.

        (b) The field of the JV business is Breakfast Cereals. "Breakfast Cereals" as used herein and in all other JV agreements shall mean all family, child and adult ready-to-eat, dry cereals. It shall not include, unless agreed upon at a later date, grain-based products presented in the form of snack bars and the like. Also excluded are products intended to be consumed as a drink and grain-based products which when served are fairly homogenous with no distinct cereal pieces, have a paste-like consistency and are normally prepared as paps diluted in liquids.

        SECTION 2. NESTLE BREAKFAST CEREALS. Nestle companies presently have in various countries where CPW is not present a Breakfast Cereal business using Nestle's roller dryer technology and Nestle brands such as GOLD GRAIN or GRAIN D'OR, all of which CPW has presently no intention to use for its own Breakfast Cereal product range.

Notwithstanding the definitions of the Territory and of Breakfast Cereals in this Addendum No. 2, the parties agree that the Nestle companies can, for their own account, continue to manufacture and sell, and can introduce such roller dryer Breakfast Cereals, under Nestle brands which are not used by CPW, subject to CPW's instruction and right to request at any time the transfer of such roller dryer Breakfast Cereal business to CPW.

        SECTION 3. GENERAL MILLS EXPORTS. General Mills presently exports to various countries, where CPW is not present, Breakfast Cereals manufactured in the United States. Notwithstanding the definition of the Territory in this Addendum No.2, the parties agree that General Mills can, for its own account, continue to export such Breakfast Cereals until December 31, 1994, subject to CPW's instruction and right to request the transfer of such export business to CPW. Accordingly, CPW shall plan the development of its operations with a progressive takeover of these exports.

        SECTION 4. SUPERVISORY BOARD. Section 4 of the Protocol shall be amended to provide that the Supervisory Board of the JV shall consist of an even number of members, which shall not be less than six. All other provisions of Section 4 of

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the Protocol, including the right of General Mills, Inc. and Nestle S.A. to each elect one half of the members, remain unchanged.

Executed this 16th day of March 1993.

                                        NESTLE S.A.

                                        By         /s/ Ramon Masip

                                        Its  President and Chief
                                              Operating Officer - Food


                                        GENERAL MILLS, INC.

                                        By       /s/ Mark H. Willes

                                        Its  Vice Chairman